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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144150

         PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated July 9, 2007)
Dated July 11, 2007

14,000,000 Shares

Common Stock

        Morgans Hotel Group Co. is offering 2,777,495 shares of its common stock in the offering. The selling stockholders named in this prospectus supplement are offering an aggregate of 11,222,505 shares of our common stock. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders. The underwriters have reserved for sale to David T. Hamamoto, the Chairman of our Board, and W. Edward Scheetz, our President and Chief Executive Officer, or their affiliates, 400,000 shares and 1,100,000 shares, respectively, of the common stock offered by this prospectus supplement.

        Our common stock is listed on the Nasdaq Global Market, or Nasdaq, under the symbol "MHGC." On July 9, 2007, the last sale price of our common stock as reported on Nasdaq was $25.75.

        Investing in our common stock involves risks. See "Risk Factors," beginning on page S-10 of this prospectus supplement, as well as the "Risk Factors" section beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference, for risks relating to an investment in our common stock.

	Per Share	Total
Price to public(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)
Shares of common stock purchased by Messrs. Hamamoto or Scheetz from the underwriters will be sold net of an amount equal to the applicable per share underwriting discounts and commissions.

        We have granted the underwriters the right to purchase up to an additional 2,100,000 shares solely to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about            , 2007.

Merrill Lynch & Co.	Morgan Stanley

Citi

            CIBC World Markets

                                    JMP Securities

                                                             Thomas Weisel Partners LLC

Wachovia Securities

The date of this prospectus supplement is July    , 2007

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the selling stockholders named in this prospectus supplement have authorized anyone to provide you with different or additional information. We and the selling stockholders named in this prospectus supplement are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This document consists of two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the common stock offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

        When used in this prospectus supplement, except where the context otherwise requires, the terms "we," "us," "our" and "the Company" refer to Morgans Hotel Group Co. or our predecessor entities. This prospectus supplement and the accompanying prospectus includes trade names and trademarks of Morgans Hotel Group Co. and its affiliates. All rights are reserved. The mention of such trade names and trademarks in this prospectus supplement and the accompanying prospectus are made with due recognition of the rights of these entities and without any intent to misappropriate such names or marks. All other trade names and trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary does not contain all the information you should consider before investing in our common stock. Please read the entire prospectus supplement, the accompanying prospectus and any "free writing prospectus" we may authorize to be delivered to you, including the information incorporated herein by reference.

Company Overview

        We are a fully integrated hospitality company that owns, operates, acquires, develops and redevelops boutique hotels in gateway cities and select resort markets in the United States and Europe. We are widely credited with establishing and defining the rapidly expanding boutique hotel sector. Over our 24-year history, we have successfully operated in a variety of market conditions. At March 31, 2007, we owned or partially owned, and managed a portfolio of 11 luxury hotel properties in New York, Miami, London, Las Vegas, Los Angeles, San Francisco and Scottsdale, comprising over 3,400 guest rooms. In addition, we currently have seven announced developments or expansions, representing an estimated 3,150 additional guest rooms.

        We believe that each of our hotels has a personality specifically tailored to reflect the local market and features: a modern, sophisticated design that includes critically-acclaimed public spaces; popular destination bars and restaurants; and highly-personalized service. Significant media attention has been devoted to our hotels, which we believe is a result of their distinctive nature, renowned design, dynamic and exciting atmosphere, celebrity guests and high-profile events. We believe that the Morgans Hotel Group brand, and each of our individual property brands, are synonymous with style, innovation and service. It is this combination of lodging and social experiences, together with brand recognition, that we believe increases our occupancy levels and pricing power.

        We were incorporated in Delaware in October 2005. Our corporate offices are located at 475 Tenth Avenue, New York, New York 10018. Our telephone number is (212) 277-4100. We maintain a website that contains information about us at www.morganshotelgroup.com. The information included on our website is not, and should not be considered as, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

        Since our initial public offering in February 2006, we have continued our strategy of business growth through targeted investment opportunities and by expanding our brands in connection with development projects in both new and existing markets. In addition, we have completed and continue to pursue a number of expansion or renovation projects throughout our portfolio that we believe have increased, or will increase the appeal of, and generate increased earnings at our properties.

Investment, Development and Expansion Activity

  •
  Hard Rock Hotel & Casino.    We completed the acquisition of the Hard Rock Hotel & Casino in Las Vegas and related assets for approximately $770 million in February 2007, together with an affiliate of DLJ Merchant Banking Partners, or DLJMB. We funded one-third of the equity, or approximately $57.5 million, and DLJMB funded two-thirds of the equity, or approximately $115.1 million. The remainder of the purchase price was financed through borrowings under a secured credit agreement entered into by the joint venture. Concurrent with the closing of the transaction, the joint venture also entered into a definitive lease agreement with Golden Gaming Inc. to operate all gaming and related activities of the property's casino. In March 2007, we announced a large-scale expansion project at the Hard Rock Hotel & Casino in Las Vegas. The expansion is expected to include the addition of approximately 875 guest rooms, including an all-suite tower with upgraded amenities, approximately 60,000 square feet of meeting and convention space, and approximately 30,000 square feet of casino space. The project will also include an expansion of the hotel's pool, several new food and beverage outlets, a new and larger "Joint" live entertainment venue, a new spa and exercise facility and additional retail space. DLJMB has agreed to fund 100% of the equity capital required to expand the property, up to a total of an additional $150 million. We have the option, but are not required, to fund a portion of the expansion project, up to a total of an additional $50 million. As of July 10, 2007, we have funded approximately $3.3 million through the issuance of a letter of credit to maintain our pro rata share of the equity in the project. We expect to make future funding decisions on a case-by-case basis at the time of the relevant capital calls based on our view at the time of the anticipated returns from the incremental investments and the other opportunities we have to invest capital. We expect the expansion to be complete by late 2009.

  •
  Delano Las Vegas and Mondrian Las Vegas—Echelon Place Project.    We are developing Delano Las Vegas and Mondrian Las Vegas together with a subsidiary of Boyd Gaming Corporation, or Boyd. Delano Las Vegas is expected to include 550 guest rooms and suites and Mondrian Las Vegas is expected to include 860 guest rooms and suites. The hotels are expected to feature several destination food and beverage outlets, a nightclub, meeting and conference facilities, as well as signature pools, a spa, and various other amenities. We are expected to contribute approximately $97.5 million in cash to the joint venture while a subsidiary of Boyd will contribute approximately 6.5 acres of land. As of March 31, 2007, we have made $34.7 million in capital contributions, which includes a $30.0 million deposit made upon the consummation of the Hard Rock transaction in February 2007, toward our total funding requirements. We expect to open Delano Las Vegas and Mondrian Las Vegas concurrently with the opening of the Echelon Place project in late 2010. Echelon Place is the planned redevelopment of the 63-acre Las Vegas Strip property on which the Stardust Resort & Casino was previously located.

  •
  Mondrian Scottsdale.    We acquired the James Hotel Scottsdale in May 2006 for approximately $47.8 million. Subsequent to the acquisition, we re-branded the hotel as Mondrian Scottsdale and undertook a significant renovation of the guest rooms, public space, restaurants and bars. The renovation of the Mondrian Scottsdale was completed in January 2007.

  •
  Mondrian South Beach.    We formed a joint venture with an affiliate of Hudson Capital in August 2006 to renovate and convert an apartment building on Biscayne Bay in South Beach, Miami into a hotel operated under our Mondrian brand. As part of this project, the property is being converted to, and sold as, condominium units and each condominium owner is being given the opportunity to participate in the hotel's rental program. The joint venture acquired the existing building and land for approximately $110.0 million. We and Hudson Capital each initially invested $15.0 million in the project and the joint venture borrowed an additional $124 million for project-related activities. We expect to open the Mondrian South Beach in 2008.

  •
  Mondrian SoHo.    We contributed $5 million for a 20% equity interest in a joint venture with Cape Advisors Inc. in June 2007 to develop a Mondrian hotel in the SoHo neighborhood of New York City. The Mondrian SoHo is currently expected to have 270 rooms, a restaurant, bar, meeting space, exercise facility and a penthouse suite with outdoor space. The hotel is also expected to utilize a street-side courtyard, which may be used as the hotel entrance and outdoor dining space. We expect to open the Mondrian SoHo in 2009.

  •
  Mondrian Chicago.    We formed a joint venture with M Development in June 2007 to develop a Mondrian hotel in Chicago. We have a 49% equity interest in the joint venture and expect to contribute approximately $15 million to the project. The Mondrian Chicago is currently expected to have 200 rooms and feature a restaurant and bar, meeting space and an exercise facility. In addition, plans call for the hotel to be set further back from the street than the adjacent buildings, in order to allow for outdoor food and beverage operations. We expect to open the Mondrian Chicago in 2010.

  •
  Expansion of Operations at Delano Miami.    We acquired a building located across the street from Delano Miami in January 2006 for approximately $14.3 million. We intend to convert this property into a hotel with guest facilities, including a new restaurant and bar, that will utilize Delano Miami's existing operating infrastructure. We expect the expansion to be complete in 2009.

        Each of these investments, development projects and expansions is subject to the risks and uncertainties associated with such activities described under "Risk Factors" beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2006, and the foregoing descriptions involve "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We cannot assure you that such projects will be completed as anticipated.

Targeted Renovations

        Since our initial public offering in February 2006, we have completed or are pursuing a number of specific renovation projects throughout our portfolio that we believe have increased, or will increase, the appeal of and generate increased earnings at our properties. These projects include:

  •
  room refurbishments and upgrades;

  •
  reconfiguration and renovation of public areas;

  •
  the addition of amenities and revenue drivers, such as restaurants, bars, health clubs, meeting and retail space; and

  •
  utilization of unused space.

        For example, since our initial public offering, we have renovated approximately 70% of the rooms at Delano Miami and completed an extensive renovation of guest rooms, common areas and the restaurant and bars at Mondrian Scottsdale. In addition, we have commenced a significant refurbishment and redesign of Royalton in New York City, which we currently expect to complete in October 2007. During the remainder of 2007 and 2008, we expect to begin room renovation projects, including technology upgrades, at Mondrian Los Angeles, the Hard Rock Hotel & Casino in Las Vegas and Morgans in New York City, and anticipate renovating the remaining 30% of the hotel rooms at Delano Miami, as well as completing renovations to the spa and fitness center and opening a new nightclub. During such time period, we also expect to complete a new nightclub at St Martins Lane in London.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see "Description of Securities We May Offer—Common Stock" beginning on page 16 of the accompanying prospectus.

Common stock offered by us	2,777,495 shares
Common stock offered by the selling stockholders	11,222,505 shares
Over-allotment option offered by us	2,100,000 shares
Common stock to be outstanding after the offering(1)	34,780,616 shares

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering. We intend to use the net proceeds of this offering to repay in full amounts outstanding under our revolving credit facility and for general corporate purposes. As of July 11, 2007, the outstanding balance of our revolving credit facility was $35.0 million, bearing interest at LIBOR plus 1.35%, which equaled 6.67%.
We will not receive any proceeds from the sale of common stock by the selling stockholders. See "Use of Proceeds."
Shares Reserved by Underwriters for Sale to Chairman of our Board and our President and Chief Executive Officer

As described under the caption entitled "Selling Stockholders," David T. Hamamoto, the Chairman of our Board, and W. Edward Scheetz, our President and Chief Executive Officer, are limited partners in NorthStar Partnership, L.P. and co-chairmen and co-chief executive officers of NorthStar Capital Investment Corp, the parent company of NCIC MHG Subsidiary LLC. Because NorthStar Partnership, L.P. and NCIC MHG Subsidiary LLC are selling stockholders in this offering, Messrs. Hamamoto and Scheetz may be deemed to be sellers of, in the aggregate, 1,258,212 and 1,257,232 shares of our common stock, respectively and, as a result, will be entitled to a portion of the proceeds from this offering. The underwriters have reserved for sale to Messrs. Hamamoto and Scheetz, or their affiliates, 400,000 shares and 1,100,000 shares, respectively, of the common stock to be sold in this offering. Shares of common stock purchased by Messrs. Hamamoto or Scheetz from the underwriters will be sold net of an amount equal to the underwriting discounts and commissions.

Messrs. Hamamoto and Scheetz have informed us that they are in discussions with NCIC MHG Subsidiary, LLC and Northstar Partnership, L.P. (collectively "Northstar") regarding the possibility of acquiring the 1,500,000 shares that they intend to purchase in this offering directly from Northstar, which could allow them to acquire these shares in a more tax-efficient manner. If an agreement is reached, we expect that the aggregate number of shares to be offered by Northstar in this offering will be reduced from 10,164,698 shares to 8,664,698 shares.

Nasdaq Global Market symbol	MHGC

(1)
Except as otherwise noted, the number of shares to be outstanding after this offering excludes:

  •
  1,311,084 shares of common stock issuable upon the exercise of outstanding options, of which 474,642 shares were exercisable as of July 3, 2007 with a weighted average exercise price of $20.00 per share;

  •
  1,040,875 shares of common stock issuable upon the conversion of outstanding LTIP units or membership units in our operating company;

  •
  498,643 shares of common stock issuable upon the conversion of outstanding restricted stock units; and

  •
  2,821,735 shares of common stock reserved for future issuances under our equity incentive plan.

  Except as otherwise noted, all information in this prospectus supplement is based on the assumption that the underwriters do not exercise their over-allotment option.

Summary Financial Data

        The following summary financial data as of and for the three years ended December 31, 2006 are derived from our predecessor's audited combined financial statements for the period from January 1, 2006 to February 16, 2006 and the years ended December 31, 2005 and 2004. Our audited consolidated statements are included for the period from February 17, 2006 to December 31, 2006. The financial data as of and for the three months ended March 31, 2007 and 2006 is derived from unaudited consolidated financial statements. The unaudited financial statements included all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007.

        The following data should be read in conjunction with our consolidated financial results, related notes, and other financial information incorporated by reference herein.

	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(in thousands)
Statement of Operations Data:
Total hotel revenues	$74,466	$62,738	$269,824	$250,870	$225,567
Total revenues	78,422	64,945	278,593	260,349	234,398
Total hotel operating costs	53,251	43,032	177,632	163,183	153,961
Corporate expenses	9,055	5,670	27,306	17,982	15,375
Depreciation and amortization	4,807	5,325	19,112	26,215	27,348
Total operating costs and expenses	67,113	54,027	224,050	207,380	196,684
Operating income	11,309	10,918	54,543	52,969	37,714
Interest expense, net	10,599	14,585	51,564	72,257	67,173
Net income (loss)	436	(15,885)	(13,925)	(30,216)	(31,595)
Other Financial Data:
EBITDA(1)	$24,602	$17,478	$78,921	$85,655	$76,591
Adjusted EBITDA(2)	21,263	17,380	85,084	79,452	66,579
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$6,607	$4,630	$29,232	$19,870	$(22,820)
Investing activities	(31,806)	(6,965)	(143,658)	(20,251)	(12,630)
Financing activities	7,256	40,806	120,140	9,301	44,637

	March 31,		As of December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$9,606	$60,306	$27,549	$21,835	$12,915
Restricted cash	29,325	33,601	24,368	32,754	19,269
Property and equipment, net	499,324	437,724	494,537	426,927	446,811
Total assets	766,988	664,944	758,006	606,275	612,683
Mortgage notes payable	420,000	295,000	417,327	577,968	473,000
Financing and capital lease obligations	161,024	162,593	135,870	81,664	77,951
Long term debt and capital lease obligations	581,024	457,593	553,197	659,632	550,951
Total stockholders' equity (deficit)	103,259	121,827	122,446	(110,573)	4,165

(1)
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA provides investors with useful a tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the accounting principles generally accepted in the United States, or U.S. GAAP, financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do. A reconciliation of net income

  (loss), the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(in thousands)
Net Income (loss)	$436	$(15,885)	$(13,925)	$(30,216)	$(31,595)
Interest expense, net	10,599	14,585	51,564	72,257	67,173
Income tax expense	228	10,751	11,204	822	827
Depreciation and amortization expense	4,807	5,325	19,112	26,215	27,348
Proportionate share of interest expense from unconsolidated joint ventures	6,509	1,599	6,030	10,669	7,694
Proportionate share of depreciation expense from unconsolidated joint ventures	2,125	1,233	5,427	6,390	5,754
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(102)	(130)	(491)	(482)	(610)
EBITDA	$24,602	$17,478	$78,921	$85,655	$76,591
Other non-operating expense (income)	(5,723)	42	3,462	(1,574)	(5,482)
Other non-operating expense (income) from unconsolidated joint ventures	1,253	—	537	—	—
Less: EBITDA from Clift	(1,204)	(836)	(5,475)	(4,629)	(4,530)
Add: Stock-based compensation	2,322	1,052	7,939	—	—
Less: Minority interest	13	(356)	(300)	—	—
Adjusted EBITDA	$21,263	$17,380	$85,084	$79,452	$66,579
(2)
We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA.

We exclude from Adjusted EBITDA the following:

  •
  other non-operating (income) expenses such as gains and losses on dispositions and asset restructurings, costs of abandoned development projects and financings, gains and losses on early extinguishment of debt and other items that relate to the financing and investing activities of our assets and do not relate to the ongoing operating performance of our assets, both consolidated and unconsolidated;

  •
  the EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a fee simple ownership interest;

  •
  the stock-based compensation expense recognized; and

  •
  the minority interest in Morgans Group LLC.

Adjusted Debt—Consolidated

We disclose Adjusted Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess our value. Adjusted Debt is defined as debt under U.S. GAAP less the lease obligation related to Clift. A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Debt for each of the respective periods is indicated as follows:

	March 31,		December 31,
	2007	2006	2006	2005	2004
Adjusted Debt—Consolidated
Long-term debt and capital lease obligations	$581,024	$457,593	$553,197	$659,632	$550,951
Less: Clift Capitalized Lease	(79,024)	(76,111)	(78,737)	(75,140)	(71,255)

Adjusted debt—Consolidated	$502,000	$381,482	$474,460	$584,492	$479,696

Proportionate Share of Debt-Joint Ventures

  We disclose our Proportionate Share of Debt—Joint Ventures which is part of the balance sheet caption "Investments in and advances to unconsolidated joint ventures" because we believe, when taken in conjunction with Adjusted Debt, it produces a meaningful comparison to Adjusted EBITDA and is a useful tool to assess our value.

Proportionate Share of Debt—Joint Ventures
London	$103,186	$93,378	$104,082	$92,412	$89,346
Shore Club	8,589	8,589	8,589	8,589	8,541
Mondrian South Beach	62,000	—	62,000	—	—
Hard Rock	253,080	—	—	—	—

Proportionate share of debt—joint ventures	$426,855	$101,967	$174,671	$101,002	$97,887

Investments in Non-EBITDA Producing Assets

  We disclose Investments in Non-EBITDA Producing Assets because it is a useful tool to assess our value.

Investments in Non-EBITDA Producing Assets
Property across from Delano	$16,483	$14,377	$15,091	$—	$—
Mondrian South Beach—proportionate share of assets	77,000	—	77,000	—	—
Hard Rock—estimated proportionate share of excess land(1)	76,590	—		—	—
Hard Rock—estimated proportionate share of intellectual property rights	22,977	—		—	—
Hard Rock—escrow		—	62,550	—	—
Echelon—deposit and proportionate share of assets	34,690	—	2,883	—	—
Mondrian Scottsdale	—	—	53,676	—	—

Investments in Non-EBITDA Producing Assets	$227,740	$14,377	$211,200	$0	$0
    (1)
    Assumes our 33.3% share of 23 acres of excess land valued at $10 million per acre.

RISK FACTORS

        You should carefully consider the following factors, together with the risks relating to our business, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by us with the Securities and Exchange Commission, or SEC, before purchasing any of our common stock. If any of the following risks or those incorporated by reference actually occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our stock could decline. The risks and uncertainties described below and incorporated by reference are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

A public market for our common stock has existed only for a limited period of time and our stock price is volatile and could decline, which could result in a substantial loss on your investment.

        Our stock price has been volatile since our initial public offering. In addition, the market price of our common stock could fluctuate significantly as a result of:

  •
  our operating performance and the performance of our competitors;

  •
  actual or anticipated differences in our operating results;

  •
  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or the hospitality industry by securities analysts;

  •
  additions or departures of key personnel;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  changes in laws or other regulatory developments that adversely affect us or the hospitality industry;

  •
  speculation in the press or investment community;

  •
  actions by institutional stockholders;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market conditions, including factors unrelated to our performance.

        Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to that volatility. Our common stock may not trade at the same levels as the common stock of other hospitality companies, and the market in general may not sustain its current prices.

        The trading price of our common stock since February 14, 2006 has ranged from a closing high of $25.75 per share on July 9, 2007 to a closing low of $11.94 per share on September 25, 2006.

A substantial number of shares will become eligible for sale in the near future, which could cause our common stock price to decline significantly.

        In connection with this offering, we, along with our executive officers and directors have agreed, subject to limited exceptions, not to sell or transfer any shares of common stock for 90 days after the date of the offering without the underwriters' consent. However, the underwriters may release these shares from these restrictions at any time. In evaluating whether to grant such a request, the underwriters may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the common stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

        Additionally, 6,750,000 shares of our common stock are issuable pursuant to our 2007 Omnibus Incentive Plan, or the Plan. From time to time, we may issue stock options, stock appreciation rights, restricted stock, stock units, dividend equivalent rights, cash awards and other stock-based awards to employees, officers, directors, consultants or advisers pursuant to the Plan. As of July 3, 2007, we had issued options to purchase 1,307,684 shares of our common stock, 498,643 restricted stock units and 1,040,875 long-term incentive plan units under the Plan. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

We are subject to extensive state and local regulation, and licensing and gaming authorities in Nevada have significant control over our gaming operations at the Hard Rock Hotel & Casino in Las Vegas.

        Our ability to operate the casino at the Hard Rock Hotel & Casino in Las Vegas by our indirect subsidiary will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility is extensive. We cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could impair our future financial position and results of operations.

        The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue to file applications, be investigated and be found suitable to own our securities if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada.

        Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Such authorities may levy substantial fines or forfeiture of assets for violations of gaming laws or regulations. The suspension or revocation of any license that may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations. See "Nevada Gaming Regulation and Licensing."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein, contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions.

        The forward-looking statements contained in this prospectus supplement and the accompanying prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. Important risks and factors that could cause our actual results to differ materially from any forward-looking statements include, but are not limited to:

  •
  downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries;

  •
  hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

  •
  risks related to natural disasters, such as earthquakes and hurricanes;

  •
  risks associated with the acquisition, development and integration of properties;

  •
  the seasonal nature of the hospitality business;

  •
  changes in the tastes of our customers;

  •
  increases in real property tax rates;

  •
  increases in interest rates and operating costs;

  •
  the impact of any material litigation;

  •
  general volatility of the capital markets and our ability to access the capital markets;

  •
  changes in the competitive environment in our industry and the markets where we invest; and

  •
  other risks identified in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will receive approximately $             million in net proceeds in this offering ($             million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We intend to use approximately $35.0 million of our net proceeds of this offering to pay down in full the amount outstanding under our revolving credit facility, and the remaining net proceeds for general corporate purposes. Pending such use of the remaining net proceeds, we currently intend to invest such remaining net proceeds in short-term interest-bearing investment grade securities.

        As of July 11, 2007, the outstanding balance of our revolving credit facility was $35.0 million, bearing interest at LIBOR plus 1.35%, which equaled 6.67%. From time to time we incur, and expect to continue to incur, indebtedness under our revolving credit facility, which matures in July 2011, to fund general corporate purposes.

        Affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are lenders under our revolving credit facility, and upon repayment of the amounts owed under the revolving credit facility in connection with this offering, such affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC will each receive its proportionate share of the amount repaid.

MARKET FOR OUR COMMON STOCK

Market Information

        Our common stock has been listed on the Nasdaq Global Market under the symbol "MHGC" since the completion of our initial public offering in February 2006. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the Nasdaq Global Market, for each of the periods listed. No dividends were declared or paid during the periods listed.

	Common Stock Price
Period
	High	Low
Year ended December 31, 2006:
First quarter (from February 17, 2006 to March 31, 2006)	$20.25	$16.84
Second quarter	$19.25	$12.20
Third quarter	$16.36	$11.77
Fourth quarter	$17.52	$12.37
Year ended December 31, 2007:
First quarter	$21.74	$15.20
Second quarter	$25.86	$19.97
Third quarter (through July 9, 2007)	$25.93	$24.14

        On July 9, 2007, the closing sale price for our common stock, as reported as on the Nasdaq Global Market, was $25.75.

Dividend Policy

        We have never declared or paid any cash dividends on our common stock and we do not currently intend to pay any cash dividends on our common stock. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be, subject to applicable law, at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Our revolving credit facility prohibits us from paying cash dividends on our common stock.

CAPITALIZATION

        The following table sets forth our capitalization as of March, 31, 2007:

  •
  on an actual basis; and

  •
  on an as adjusted basis, to give effect to the application of our net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses (assuming a public offering price of $25.75 per share, which represents the last reported sale price of our common stock on July 9, 2007 and assuming the underwriters' over-allotment option is not exercised) to repay $35.0 million under our revolving credit facility, including $10.0 million of additional borrowings incurred under our revolving credit facility after March 31, 2007.

        The information set forth below should be read in conjunction with our consolidated financial statements and related notes included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	(unaudited, in thousands)
Long-term debt and capital lease obligations	$556,024	$556,024
Revolving credit facility	25,000	0
Stockholders' equity:
Common stock, $0.01 par value share, 200,000,000 shares authorized, 33,500,000 shares issued (actual) and 36,277,495 shares issued (as adjusted)	335	363
Additional paid-in capital	141,162	212,654
Treasury stock, at cost, 1,507,494 shares	(26,240)	(26,240)
Comprehensive loss	(2,491)	(2,491)
Accumulated deficit	(9,507)	(9,507)

Total shareholders' equity	103,259	174,779
Total capitalization	$684,283	$730,803

SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 9, 2007, as adjusted to reflect the sale of the shares of common stock offered by this prospectus supplement, by the selling stockholders in this offering listed below.

        The amounts and percentages of shares of our common stock set forth below are based on the rules of the SEC relating to the determination of beneficial ownership of securities. Under these rules, a person is deemed to be the beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose or to direct the disposition of that security. A person is also deemed to be the beneficial owner of securities of which such person has the right to acquire beneficial ownership within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities of which that person has the right to acquire beneficial ownership within 60 days are deemed issued and outstanding. The percentage ownership set forth below is based on 32,003,121 shares of our common stock outstanding as of July 9, 2007. The information set forth below has been prepared based solely upon information furnished to us by the selling stockholders.

	Prior to the Offering			After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Offered Hereby	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
NCIC MHG Subsidiary LLC(1)	9,122,521	28.5%	9,122,521	0	*
NorthStar Partnership, L.P.(2)	1,042,177	3.3%	1,042,177	0	*
SORCO Interfund LLC(3)	1,055,669	3.3%	1,055,669	0	*
Keith A. Meister	2,138	*	2,138	0	*

*
Less than 1%.

(1)
This information is furnished in reliance upon information provided to us by NorthStar Capital Investment Corp. NCIC MHG Subsidiary LLC is a wholly-owned subsidiary of NorthStar Capital Investment Corp. Voting and investment decisions with respect to investments held by NorthStar Capital Investment Corp. are made through its board of directors. The address of NorthStar Capital Investment Corp. is 399 Park Avenue, New York, NY 10022. W. Edward Scheetz, our President and Chief Executive Officer, and David T. Hamamoto, our Chairman, are shareholders in and co-chairmen of the board of directors and co-chief executive officers of NorthStar Capital Investment Corp. Because NCIC MHG Subsidiary LLC and NorthStar Partnership, L.P. are selling stockholders in this offering, Messrs. Hamamoto and Scheetz may be deemed to be sellers of 1,218,257 and 1,217,247 shares of our common stock, respectively. We have been informed by NorthStar Capital Investment Corp. that the decision to sell shares of our common stock in this offering was made by a committee of its independent directors.

(2)
This information is furnished in reliance upon information provided to us by NorthStar Capital Investment Corp. NorthStar Capital Investment Corp. is the general partner of NorthStar Partnership, L.P. W. Edward Scheetz, our President and Chief Executive Officer, David T. Hamamoto, our Chairman, and Marc Gordon, our Chief Investment Officer and Executive Vice President of Capital Markets, are limited partners in NorthStar Partnership, L.P. Because NorthStar Partnership, L.P. and NCIC MHG Subsidiary LLC are selling stockholders in this offering, Messrs. Hamamoto and Scheetz may be deemed to be sellers of 1,218,257 and 1,217,247 shares of our common stock, respectively. We have been informed by NorthStar Capital Investment Corp. that the decision to sell shares of our common stock in this offering was made by a committee of its independent directors.

(3)
This information is furnished in reliance upon information provided to us by NorthStar Capital Investment Corp. SORCO Interfund LLC is a limited partner in NorthStar Partnership, L.P. Because NorthStar Partnership, L.P. is a selling stockholder in this offering, SORCO Interfund LLC may be deemed to be a seller of 90,913 shares of our common stock, in addition to the 1,055,669 shares listed in the table above.

NEVADA GAMING REGULATION AND LICENSING

        Introduction.    The gaming industry is highly regulated. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability, licenses and approvals will not be suspended, conditioned, limited or revoked. The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under such Act, as well as to various local ordinances. The Hard Rock Hotel & Casino in Las Vegas is subject to the licensing and regulatory control of the Nevada Gaming Commission, or the Nevada Commission, the Nevada State Gaming Control Board, or the Nevada Board, and the Clark County Liquor and Gaming Licensing Board, or the Clark County Board, which we refer to herein collectively as the Nevada Gaming Authorities.

        Owner and Operator Licensing Requirements.    In order for HRHH Gaming, LLC, an indirect subsidiary of Hard Rock Holdings, LLC, our joint venture entity with DLJMB, to become the operator of the gaming related activities at the Hard Rock Hotel & Casino, it is required to apply for approval from, and be licensed by, the Nevada Gaming Authorities as a nonrestricted licensee, which we refer to herein as a company licensee. If HRHH Gaming, LLC is granted gaming licenses, it will have to pay periodic fees and taxes. The gaming licenses will not be transferable. HRHH Gaming, LLC has filed all necessary applications with the Nevada Gaming Authorities. We cannot assure you that HRHH Gaming, LLC will be able to obtain all approvals and licenses from the Nevada Gaming Authorities on a timely basis or at all.

        Company Registration Requirements.    In order for HRHH Gaming, LLC to be licensed to operate the gaming related activities at the Hard Rock Hotel & Casino, we are required to apply to, and be found suitable by, the Nevada Commission to own our share of the voting securities of Hard Rock Hotel Holdings, LLC and to be registered by the Nevada Commission as a publicly traded corporation, which we refer to herein as a registered company, for the purposes of the Nevada Gaming Control Act. Hard Rock Hotel Holdings, LLC and its subsidiaries in the line of ownership of HRHH Gaming, LLC and Hard Rock Hotel Holdings, LLC and its subsidiaries in the line of ownership of HRHH Gaming, LLC are also required to apply to, and be found suitable by the Nevada Commission to own the equity interests of their respective subsidiaries and to be registered by the Nevada Commission as intermediary companies. All of the required applications by the prospective registrants have been filed.

        Once we have been registered by the Nevada Commission, we will be required to submit detailed financial and operating reports to the Nevada Commission and provide any other information that the Nevada Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Commission.

        Individual Licensing Requirements.    No person may become a stockholder of, or receive any percentage of the profits of, a registered intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

        Consequences of Violating Gaming Laws.    If the Nevada Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our applications, or registrations and gaming license, once obtained. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Commission, at the discretion of the Nevada Commission. Further, the Nevada Commission could appoint a supervisor to operate the gaming related activities at the Hard Rock Hotel & Casino and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming licenses we may obtain and the appointment of a supervisor could, and revocation of any such gaming license would, have a significant negative effect on our gaming operations.

        Requirements for Voting Security Holders.    Regardless of the number of shares held, any beneficial holder of the voting securities of a registered company may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of such securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

        The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, own up to 19% of the voting securities of a registered company for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the registered company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  •
  voting on all matters voted on by stockholders or interest holders;

  •
  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

  •
  other activities that the Nevada Commission may determine to be consistent with such investment intent.

        Consequences of Being Found Unsuitable.    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

  •
  pay that person any dividend or interest upon any voting securities;

  •
  allow that person to exercise, directly or indirectly, any voting right held by that person relating to our Company;

  •
  pay remuneration in any form to that person for services rendered or otherwise; or

  •
  fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

        Approval of Public Offerings.    A registered company may not make a public offering of its securities without the prior approval of the Nevada Commission if it intends to use the proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Once we become a registered company, any approval that we might receive in the future relating to future offerings will not constitute a finding, recommendation or approval by any of the Nevada Board or the Nevada Commission as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.

        The regulations of the Nevada Commission also provide that any entity which is not an "affiliated company," as that term is defined in the Nevada Gaming Control Act, or which is not otherwise subject to the provisions of the Nevada Gaming Control Act or regulations, such as our Company, that plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, referred to as a Ruling Request, the Nevada Board Chairman has ruled that it is not necessary to submit an application. The offering by us of our common stock to the public pursuant to this prospectus supplement qualifies as a public offering under Nevada law. Accordingly an application for prior approval of the offering or for a ruling from the Nevada Board Chairman, and the grant of such an approval or ruling, is required in order for the offering to be consummated. We will file a Ruling Request with the Nevada Board Chairman with respect to this offering. While no assurance can be given that such a ruling will be given or that it will be given on a timely basis, the Nevada Board Chairman has issued such rulings in the past to applicants for registration in similar circumstances.

        Approval of Changes in Control.    Once we become a registered company, we must obtain prior approval of the Nevada Commission with respect to a change in control through:

  •
  merger;

  •
  consolidation;

  •
  stock or asset acquisitions;

  •
  management or consulting agreements; or

  •
  any act or conduct by a person by which the person obtains control of us.

        Entities seeking to acquire control of a registered company must satisfy the Nevada Board and Nevada Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

        Approval of Defensive Tactics.    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses or affecting registered companies that are affiliated with the operations permitted by Nevada gaming licenses may be harmful to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

  •
  assure the financial stability of corporate gaming operators and their affiliates;

  •
  preserve the beneficial aspects of conducting business in the corporate form; and

  •
  promote a neutral environment for the orderly governance of corporate affairs.

        Once we become a registered company, approvals may be required from the Nevada Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

        Fees and Taxes.    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon:

  •
  a percentage of the gross revenue received;

  •
  the number of gaming devices operated; or

  •
  the number of table games operated.

        A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with admission fees, the selling or serving of food or refreshments or the selling of merchandise.

        Foreign Gaming Investigations.    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Commission if it:

  •
  knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

  •
  fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

  •
  engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

  •
  engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

  •
  employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

        License for Conduct of Gaming and Sale of Alcoholic Beverages.    The conduct of gaming activities and the service and sale of alcoholic beverages at the Hard Rock Hotel & Casino are subject to licensing, control and regulation by the Clark County Board. In addition to approving the licensee, the Clark County Board has the authority to approve all persons owning or controlling the stock of any business entity controlling a gaming or liquor license. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon the operations of the Hard Rock Hotel & Casino.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

        This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common stock.

        You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Distributions

        Although we do not currently intend to pay distributions on our common stock and are prohibited from doing so by our revolving credit facility, if we do declare and pay such distributions, then, except as described below, such distributions will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate to the extent such distributions are made out of our current or accumulated earnings and profits. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on such distributions to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non- U.S. person and your entitlement to the lower treaty rate with respect to such distributions, or

  •
  in the case of distributions made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis in your common stock will reduce the adjusted basis in your common stock and will not be subject to U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits that do exceed the adjusted basis of your common stock will be treated as gain from the sale of our common stock, the tax treatment of which is described below (See "Gain on Disposition of Common Stock"). We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and you are not liable for tax on the receipt of that distribution. However, you may seek a refund of these amounts from the Internal Revenue Service if your U.S. tax liability with respect to the distribution is less than the amount withheld.

        If distributions paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the distributions are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the distributions, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-U.S. person, and

  •
  the distributions are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" distributions are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

        If you are a corporate non-U.S. holder, "effectively connected" distributions that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

  •
  you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

        We believe that we are a U.S. real property holding corporation for federal income tax purposes. Accordingly, you should consult your tax advisor if you are a non-U.S. holder and hold or contemplate acquiring more than 5% of the common stock.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes

        Common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker,

as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non- U.S. person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and Morgan Stanley & Co. Incorporated, or Morgan Stanley, are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to the underwriters, the number of shares of our common stock indicated in the table below:

Name	Number of Shares
Merrill Lynch Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
CIBC World Markets Corp.
JMP Securities LLC
Thomas Weisel Partners LLC
Wachovia Capital Markets, LLC

Total	14,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively. The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by us and the selling stockholders pursuant to this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by us and the selling stockholders pursuant to this prospectus supplement if any such shares are taken, except that the underwriters are not required to take or pay for the shares covered pursuant to the exercise of the underwriters' option to purchase additional shares described below.

        The underwriters propose to offer part of the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $    a share. The underwriters have reserved for sale to David T. Hamamoto, the Chairman of our Board and W. Edward Scheetz, our President and Chief Executive Officer, or their affiliates, 400,000 shares and 1,100,000 shares, respectively, of the common stock offered by this prospectus supplement. Shares of common stock purchased by Messrs. Hamamoto or Scheetz from the underwriters will be sold net of an amount equal to the applicable per share underwriting discounts and commissions. Any reserved shares not so purchased by such affiliates of Messrs. Hamamoto or Scheetz will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. No underwriter may allow, and no dealer may reallow, any concession to other underwriters or to any dealers. After the public offering of the shares of our common stock, the offering price and other selling terms may from time-to-time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,100,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the public offering of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table. The selling stockholders will not receive any proceeds in connection with any exercise of the underwriters' option.

        The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$

        The expenses of this offering payable by us, not including underwriting discounts and commissions, are estimated to be approximately $245,000, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock. In addition, subject to certain exceptions, we have agreed to pay all expenses incurred by the selling stockholders in connection with this offering, not including underwriting discounts and commissions.

        Pursuant to the underwriting agreement, we have agreed that subject to certain exceptions we will not, during the period beginning on the date of this prospectus supplement and ending 90 days thereafter, without the prior written consent of Merrill Lynch and Morgan Stanley on behalf of the underwriters:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

  •
  file any registration statement with the SEC relating to the offering of shares of our common stock or securities convertible into or exercisable for shares of our common stock.

        In addition, all of our directors and executive officers have entered into a lock-up agreement with the representatives. Pursuant to each such lock-up agreement, such persons agreed with the representatives that subject to certain exceptions they will not, during the period beginning on the date of this prospectus supplement and ending 90 days thereafter, without the prior written consent of Merrill Lynch and Morgan Stanley on behalf of the underwriters:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

  •
  demand or otherwise seek registration of shares of our common stock with the SEC.

        Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period we issue an earnings release, or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release.

        Merrill Lynch and Morgan Stanley have informed us that they do not have a present intent or arrangement to release any of the securities subject to these lock-up provisions. The release of any lock-ups will be considered on a case-by-case basis. The factors that Merrill Lynch and Morgan Stanley may consider in deciding whether to release the securities may include the length of time before the lock-up expires, the number of shares of common stock or other securities involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is an officer, director or affiliate of ours.

        The underwriters have informed us that in order to facilitate this offering of our common stock they may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. The underwriters have informed us that a naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the underwriting syndicate repurchases previously distributed shares of our common stock to cover underwriting syndicate short positions or to stabilize the price of our common stock. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        Certain of the underwriters and their respective affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        Our shares of common stock are listed on Nasdaq, under the symbol "MHGC."

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with such liabilities.

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part)

or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

  •
  to any legal entity that has two ore more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospective Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the shares have not been authorized and to not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

        Affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are lenders under our existing credit facilities and, as such, will receive a portion of the proceeds of this public offering. As a result, underwriters or their affiliates may receive more than 10% of the net proceeds that we will receive in this offering and may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc (the "Conduct Rules"). In addition, Morgan Stanley and its affiliates together held approximately 13% of our outstanding common stock as of July 5, 2007. As a result of this ownership interest, Morgan Stanley may be deemed to be our "affiliate" and have a "conflict of interest" in connection with this offering for purposes of Rule 2720(a)(2) of the Conduct Rules. Accordingly, this offering will be made in compliance with Rule 2720(c)(2) and 2720(c)(3)(B) of the Conduct Rules.

EXPERTS

        The consolidated/combined financial statements of Morgans Hotel Group Co. and Morgans Hotel Group Predecessor incorporated by reference in this prospectus supplement have been audited by BDO Seidman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports thereon incorporated herein by reference, and are incorporated herein in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Hogan & Hartson LLP. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities covered by this prospectus supplement is completed; provided, however, any report, document, or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference:

  •
  our Quarterly Report on Form 10-Q for the three-months ended March 31, 2007;

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  our Current Reports on Form 8-K filed on February 6, 2007, February 8, 2007, February 23, 2007, March 16, 2007, April 25, 2007 and May 22, 2007; and

  •
  our Form 8-A, filed with the SEC on February 9, 2006.

        You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attention: Investor Relations
Telephone (212) 277-4100

        Readers should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Readers should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of the document.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, we maintain an Internet website that contains information about us at www.morganshotelgroup.com. The information contained on our website does not constitute a part of this prospectus supplement.

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock that may be offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of that registration statement, but do not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any shares of common stock that may be offered by this prospectus supplement and the accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

Prospectus

MORGANS HOTEL GROUP CO.

$500,000,000

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights

        This prospectus relates to the offer and sale from time to time by Morgans Hotel Group Co. of debt securities, Common Stock, Preferred Stock, either separately or represented by depositary shares, warrants to purchase debt securities, Preferred Stock, depositary shares or Common Stock and rights to purchase shares of Common Stock. In addition, this prospectus covers resales of shares of our Common Stock beneficially owned by one or more selling stockholders to be identified by prospectus supplement, post-effective amendment or incorporated by reference from our periodic or current reports in the circumstances we describe. We refer to our debt securities, Common Stock, Preferred Stock, depositary shares, warrants and rights collectively as the "securities."

        This prospectus describes some of the general terms that may apply to the securities we or the selling stockholders may offer. You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where to Find Additional Information" below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        The securities may be offered and sold by us or the selling stockholders to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See "Plan of Distribution."

        Our Common Stock is listed on the Nasdaq Global Market under the symbol "MHGC."

        Investing in our securities involves risks. See the section entitled "Risk Factors," on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference, for risks relating to an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 9, 2007.

Prospectus

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this process, Morgans Hotel Group Co. (which we generally refer to as "we", "us" or the "Company" in this prospectus) may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, this prospectus covers shares of our Common Stock beneficially owned by one or more selling stockholders to be identified by prospectus supplement, post-effective amendment or incorporated by reference from our periodic or current reports (which we generally refer to as the "selling stockholders") that can sell those shares by means of this prospectus in the circumstances we describe. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where to Find Additional Information" below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. In addition, when we or the selling stockholders offer securities, we may provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

i

SUMMARY

        We are a fully integrated hospitality company that operates, owns, acquires, develops and redevelops boutique hotels in gateway cities and select resort markets in the United States and Europe. Over our 22 year history, we have gained experience operating in a variety of market conditions. At March 31, 2007, we owned or partially owned, and managed a portfolio of 11 luxury hotel properties in New York, Miami, Los Angeles, Scottsdale, San Francisco, London and Las Vegas, comprising over 3,400 rooms.

        Unlike traditional brand-managed or franchised hotels, boutique hotels provide their guests with what we believe is a distinctive lodging experience. Each of our hotels has a personality specifically tailored to reflect the local market environment and features modern, sophisticated design that includes critically acclaimed public spaces, popular "destination" bars and restaurants and highly personalized service. Significant media attention has been devoted to our hotels which we believe is as a result of their distinctive nature, renowned design, dynamic and exciting atmosphere, celebrity guests and high-profile events. We believe that the Morgans Hotel Group brand, and each of our individual property brands, are synonymous with style, innovation and service. We believe this combination of lodging and social experiences, and association with our brands, increases our occupancy levels and pricing power.

        We were incorporated as a Delaware corporation in October 2005 to operate, own, acquire, develop and redevelop boutique hotels in the United States, Europe and elsewhere. We conduct our operations through our operating company, Morgans Group LLC, which holds all of our assets. We are the managing member of Morgans Group LLC and hold approximately 97.0% of its membership units. We manage all aspects of Morgans Group LLC including the operation, investment and sale and purchase of hotels and the financing of Morgans Group LLC.

RISK FACTORS

        You should consider carefully the risks incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties incorporated into this prospectus by reference are those that we currently believe may materially affect our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

  •
  downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries;

  •
  hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

  •
  risks related to natural disasters, such as earthquakes and hurricanes;

  •
  risks associated with the acquisition, development and integration of properties;

  •
  the seasonal nature of the hospitality business;

  •
  changes in the tastes of our customers;

  •
  increases in real property tax rates;

  •
  increases in interest rates and operating costs;

  •
  the impact of any material litigation;

  •
  general volatility of the capital markets and our ability to access the capital markets;

  •
  changes in the competitive environment in our industry and the markets where we invest; and

  •
  other risks identified in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us for general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

        We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders offered by this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our historical ratio of earnings to fixed charges was 2.7 for the three month period ended March 31, 2007 and 2.0 for the period February 17, 2006 through December 31, 2006. For the purpose of computing the ratio of earnings to combined fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs and the interest component of rental expense, if any.

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

        The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which the general provisions described below apply will be described in a prospectus supplement relating to the debt securities.

        Any senior debt securities offered by means of this prospectus will be issued under one or more senior debt securities indentures, as amended or supplemented from time to time (the "Senior Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. Subordinated debt securities will be issued under a separate subordinated debt securities indenture, as amended or supplemented from time to time (the "Subordinated Debt Securities Indenture"), between the Company and a trustee to be selected by the Company. The Senior Debt Securities Indenture and the Subordinated Debt Securities Indenture are referred to in this prospectus individually as the "Indenture" and collectively as the "Indentures." A form of the Senior Debt Securities Indenture and a form of the Subordinated Debt Securities Indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part and will be available for inspection at the respective corporate trust offices of the trustees or as described below under "Where to Find Additional Information."

        The Indentures are and will be subject to and governed by the Trust Indenture Act of 1939, as amended. The description of the Indentures set forth below assumes that the Company has entered into both of the Indentures. The Company will execute and deliver one or both of the Indentures when and if it issues debt securities. The statements made in this prospectus relating to the Indentures and the debt securities to be issued under the Indentures are summaries of some provisions of the Indentures and such debt securities. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities. Unless otherwise specified, capitalized terms used but not defined in this prospectus have the meanings set forth in the Indentures.

General

        The debt securities offered by means of this prospectus will be direct, unsecured obligations of the Company. Senior debt securities will rank equally in right of payment with other senior unsecured and unsubordinated debt of the Company that may be outstanding from time to time, and will rank senior in right of payment to all subordinated debt securities of the Company that may be outstanding from time to time. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt of the Company, as described under "—Subordination" below.

        Each Indenture provides that debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by one or more resolutions of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

        Each Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under either Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee will be appointed by the Company, by or pursuant to a resolution adopted by the Board of Directors, to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other trustee thereunder, and, except as otherwise indicated herein or therein, any action described to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

        The supplement to this prospectus relating to the series of debt securities being offered will contain information on the specific terms thereof, including:

          (1)   the title of such series of debt securities;

          (2)   the classification of such debt securities as senior debt securities or subordinated debt securities;

          (3)   the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (4)   the percentage of the principal amount of such debt securities that will be issued and, if other than the entire principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (5)   the terms and conditions, if any, upon which such debt securities may be convertible or exchangeable into other securities of the Company and the terms and conditions upon which such conversion or exchange will be effected, including, without limitation, whether such debt securities are convertible or exchangeable into Common Stock or Preferred Stock, the initial conversion price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such debt securities

          (6)   the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

          (7)   the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

          (8)   the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the date or dates on which any such interest will be payable, the regular record dates for the interest payment dates, or the method by which the regular record dates are to be determined, the person to whom such interest will be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (9)   the place or places other than or in addition to the Borough of Manhattan, the City of New York, where the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable Indenture may be served;

          (10) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (11) the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (12) if other than U.S. dollars, the foreign currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

          (14) whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

          (15) any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default and notice and waiver thereof or covenants set forth in the applicable Indenture;

          (16) whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities are to be payable, at the election of the Company or a holder, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

          (17) whether such debt securities will be issued in certificated or book-entry form;

          (18) whether such debt securities will be in registered or bearer form, or both, the terms, if any, on which securities in registered form and in bearer form may be exchanged for each other, and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

          (19) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture, and any provisions in modification of, in addition to or in lieu of such provisions;

          (20) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

          (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

          (22) the name of the applicable trustee and the address of its corporate trust office and, if other than the trustee, the name of each security registrar and paying agent;

          (23) whether and to what extent the debt securities will be guaranteed by a guarantor and the identity of such guarantor; and

          (24) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

        Debt securities offered by means of this prospectus may be original issue discount securities, in that they provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. If they are original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to such securities will be described in the applicable prospectus supplement.

        Neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control of the Company.

        Each of the Company's hotel properties is owned through subsidiaries. The rights of the Company and its creditors, including holders of debt securities offered by means of this prospectus, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective secured and unsecured creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus in registered form will be issuable in denominations of $1,000 and integral multiples thereof and in bearer form will be issuable in denominations of $5,000, except that securities issued in global form may be of any denomination.

        Unless otherwise specified in the applicable prospectus supplement, any interest due on and any Additional Amounts payable in respect of securities in bearer form on or before maturity, other than Additional Amounts, if any, payable as provided in the Indenture in respect of principal of (or premium, if any, on) such a security, will be payable only upon presentation and surrender of the several coupons for such interest installments. Unless otherwise specified with respect to securities of any series in the applicable prospectus supplement, at the option of the Company, all payments of principal may be paid by check to the holder of the registered security or other person entitled thereto against surrender of such security.

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security offered by means of this prospectus ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus will be exchangeable for other debt securities in registered form of the same series and of a like aggregate principal amount and tenor of any authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series offered by means of this prospectus may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or other office or agency referred to above. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities (other than specified exchanges not involving a transfer), but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus.

        Neither the Company nor the trustee for any series of debt securities offered by means of this prospectus will be required to:

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  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption (or, in the case of bearer securities, the date of first publication of such notice);

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  register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

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  issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Certain Covenants

        Existence.    Except as described under "—Merger, Consolidation or Sale of Assets" below, the Company is required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and franchises, except that the Company is not obligated to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

        Maintenance of Properties.    The Company will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that the Company may discontinue the operation and maintenance of any such properties if it determines that the discontinuance thereof is no longer desirable in the conduct of its business and is not disadvantageous in any material respect to the holders of the debt securities issued under the Indenture.

        Insurance.    The Company will, and will cause each of its subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types.

        Payment of Taxes and Other Claims.    The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effort upon such property; except that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (b) for which the Company has set apart and maintains an adequate reserve.

        Commission and Other Reports to the Trustee.    The Company will ensure delivery to the trustee within 15 calendar days after it files such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements.

        Additional Covenants.    Any additional material covenants of the Company contained in an Indenture for a series of debt securities offered by means of this prospectus, or any deletions from or modifications of the covenants described above, will be described in the prospectus supplement relating to such series.

Merger, Consolidation or Sale of Assets

        The Company may merge with or into, consolidate with, or sell, lease or convey all or substantially all of its assets to, any other corporation, so long as:

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  either the Company shall be the continuing corporation or other entity, or the successor corporation or other entity (if other than the Company) formed by or resulting from any such merger or consolidation or which shall have received the transfer of such assets shall expressly assume all of the obligations of the Company under the Indentures;

  •
  immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

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  an officer's certificate and legal opinion covering such conditions shall be delivered to the trustees.

Events of Default, Notice and Waiver

        Each Indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder:

          (1)   default for 30 days in the payment of any installment of interest or Additional Amounts on any debt security of such series;

          (2)   default in the payment of the principal of (or premium, if any, on) any debt security of such series when due;

          (3)   default in making any sinking fund payment as required for any debt security of such series;

          (4)   default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), which continues for 60 days after written notice as provided in such Indenture;

          (5)   a default in the payment of recourse indebtedness of the Company which results in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time;

          (6)   certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Significant Subsidiary of the Company or any guarantor of any debt security of such series;

          (7)   a default in the conversion of securities of that series, which continues for 15 days after written notice as provided in the Indenture;

          (8)   a guarantee, if any, of any debt security of such series ceases to be, or is asserted in writing by the Company or any guarantor not to be, in full force or effect or enforceable in accordance with its terms; and

          (9)   any other Event of Default provided with respect to a particular series of debt securities.

The term "Significant Subsidiary" means each significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act.

        The prospectus supplement relating to a particular series of debt securities may contain information relating to deletions from, modifications of or additions to this list of events of default.

        If an Event of Default under either Indenture with respect to debt securities of any series offered by means of this prospectus at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms thereof) of all of the outstanding debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). At any time after such a declaration of acceleration with respect to debt securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if (1) the Company shall have paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the trustee and (2) all Events of Default, other than the non-payment of accelerated principal (or premium, if any) or interest on debt securities of such series have been cured or waived as provided in the applicable Indenture.

        Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest or Additional Amounts on any debt security of such series, (b) in the conversion of the debt securities in accordance with their terms or (c) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holders of all outstanding debt securities affected thereby.

        Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture, except that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or any Additional Amounts on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders.

        Each Indenture provides that no holders of debt securities of any series offered by means of this prospectus may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the trustee thereunder, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision, however, will not prevent any holder of such debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts payable with respect to, such debt securities at the respective due dates thereof. Or for the enforcement of any conversion right in such debt securities.

        Subject to provisions in each Indenture relating to its duties in case of default, each trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of debt securities offered by means of this prospectus then outstanding under such Indenture, unless such holders shall have offered to the applicable trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in such direction.

        Within 120 days after the close of each fiscal year, the Company must deliver to each trustee a certificate, signed by one of several specified officers, as to such officer's knowledge of the Company's compliance with all conditions and covenants of the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof.

Modification of the Indentures

        Modifications and amendments of each Indenture by a supplemental indenture may be made with the consent of the holders of not less than a majority in principal amount of all debt securities outstanding under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

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  change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest on, any such debt security;

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  reduce the principal amount of, or the rate or amount of interest on, or any Additional Amounts payable in respect of, or any premium payable on redemption of, or change any obligation of the Company to pay any Additional Amounts set forth in the Indenture relating to, any such debt security, or reduce the amount of principal of an original issue discount security or indexed security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

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  change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, or any Additional Amounts payable with respect to any such debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

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  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

        The holders of not less than a majority in principal amount of any series of debt securities outstanding under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture with respect to that series of debt securities.

        Modifications and amendments of each Indenture may be made by the Company and the applicable trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes:

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  to evidence the succession of another person to the Company as obligor under the applicable Indenture;

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  to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in the Indenture;

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  to add Events of Default for the benefit of the holders of all or any series of debt securities;

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  to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

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  to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision;

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  to secure the debt securities or provide a guarantee of the debt securities;

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  to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of such debt securities into Common Stock or Preferred Stock of the Company;

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  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in the applicable Indenture; or

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  to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect.

        Each Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in clause (1) above), (3) the principal amount of an indexed security that will be deemed outstanding will be the principal amount of such indexed security on the issue date, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (4) debt securities owned by the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor will be disregarded.

        Each Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called by the trustee, by the Company, pursuant to a resolution adopted by its Board of Directors, or by the holders of not less than 10% in principal amount of the outstanding debt securities of such series, in any such case upon satisfaction of any conditions and upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series.

        Notwithstanding the foregoing, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, except that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

        Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series, (1) there shall be no minimum quorum requirement for such meeting and (2) the holders of the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

Discharge, Defeasance and Covenant Defeasance

        The Company may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable at their stated maturity within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of the principal (and premium, if any) and interest and Additional Amounts payable to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or date of redemption or repayment, as the case may be.

        Each Indenture provides that, if the provisions of Article XIV of such Indenture are made applicable to the debt securities of (or within) any series pursuant to such Indenture, the Company may elect either (a) to effect a "defeasance," in which case it will be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) or (b) to effect a "covenant defeasance," in which case it will be released from its obligations with respect to the covenants described above in "—Certain Covenants" or, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities. Such defeasance or covenant defeasance shall be effected upon the irrevocable deposit by the Company with the applicable trustee, in trust, of an amount, in such currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as described below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust may be established only if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

        Each Indenture defines "Government Obligations" to mean securities which are (1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, except that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable supplemental indenture relating to any series of debt securities, if after the Company has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as described below) occurs in respect of the currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

        Each Indenture defines "Conversion Event" to mean the cessation of use of (a) a foreign currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars. If the Company effects a covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of an Event of Default other than the Event of Default described in clause (4) under "Events of Default, Notice and Waiver" with respect to the applicable Indenture (which Sections would no longer be applicable to such debt securities) or described in clause (5) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. The Company, however, would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Subordination

        Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the Subordinated Debt Securities Indenture in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Debt Securities Indenture and described below), but the obligation of the Company to make payment of the principal of and interest on the subordinated debt securities will not otherwise be affected. No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the subordinated debt securities.

        "Senior Debt" is defined in the Subordinated Debt Securities Indenture as any indebtedness of the Company or any subsidiary, whether or not contingent, in respect of:

  •
  borrowed money evidenced by bonds, notes, debentures or similar instruments;

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  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary;

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  reimbursement obligations, contingent or otherwise, in connection with any letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

  •
  any lease of property by the Company or any subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP;

in each case other than (1) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any trade accounts payable and (4) the subordinated debt securities. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (x) any indebtedness, obligation or liability of the Company to any of its subsidiaries or other affiliates and (y) any indebtedness, obligation or liability incurred for the purchase of goods or materials or for services obtained in the ordinary course of business.

        There are no restrictions in the Subordinated Debt Securities Indenture upon the creation of additional Senior Debt.

Common Stock

General

        We are authorized to issue 200,000,000 shares of Common Stock, $0.01 par value per share. On June 22, 2007, there were 32,002,661 shares of Common Stock outstanding.

        The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is The Bank of New York.

Nasdaq Global Market Listing

        Our Common Stock is listed on the Nasdaq Global Market under the symbol "MHGC".

Preferred Stock

General

        We are authorized to issue 40,000,000 shares of Preferred Stock. As of the date of this prospectus, we have not issued any shares of Preferred Stock. Subject to limitations prescribed by Delaware law and the Company's certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

          (1)   the distinctive serial designation of such series of Preferred Stock which shall distinguish it from other series of Preferred Stock;

          (2)   the number of shares of such Preferred Stock offered in such series;

          (3)   the dividend rate (or method of determining such rate) payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

          (4)   whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

          (5)   the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payments of the shares of such series;

          (6)   the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder of holders thereof or upon the happening of a specified event or events;

          (7)   the obligations, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (8)   whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or other securities or property of the Company or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of exchange or conversion and any adjustments applicable thereto;

          (9)   whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to other provisions of the Company's certificate of incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be composed solely of such series or of such series and one or more other series or classes of stock of the Company) and that all shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series of separate class are voted on such matter; and

          (10) any other related rights, preferences and limitations of the shares of the series not inconsistent with the foregoing or with applicable law.

        The statements above describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's certificate of incorporation (including the applicable certificate of designations) and bylaws and the General Corporation Law of the State of Delaware.

Transfer Agent

        The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

Depositary Shares

General

        The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

        The Preferred Stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock depositary.

        In the event of a distribution other than in cash, the Preferred Stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock depositary, unless the Preferred Stock depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

        Upon surrender of the depositary receipts at the corporate trust office of the Preferred Stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock depositary, the Preferred Stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company.

        From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the Preferred Stock depositary.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The Preferred Stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock depositary in order to enable the Preferred Stock depositary to do so. The Preferred Stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The Preferred Stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock depositary.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the Preferred Stock depositary with written instructions to the Preferred Stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

        The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock depositary if the holders of a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the Preferred Stock depositary with respect to such depositary receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding depositary shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or (3) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

Charges of Preferred Stock Depositary

        The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock depositary in connection with the performance of its duties under the Deposit

Agreement. Holders of depositary receipts, however, will pay the fees and expenses of the Preferred Stock depositary for any duties requested by such holders to be performed that are outside of those duties expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

        The Preferred Stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock depositary. A successor Preferred Stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

        The Preferred Stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the Preferred Stock depositary with respect to the related Preferred Stock.

        Neither the Preferred Stock depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the Preferred Stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        If the Preferred Stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the Preferred Stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Warrants

        The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

  •
  the title and issuer of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currencies in which the price or prices of such warrants may be payable;

  •
  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

  •
  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

  •
  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of material federal income tax considerations; and

  •
  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Rights

        The Company may issue rights to its stockholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

  •
  the date for determining the stockholders entitled to the rights distribution;

  •
  the aggregate number shares of Common Stock purchasable upon exercise of such rights and the exercise price;

  •
  the aggregate number of rights being issued;

  •
  the date, if any, on and after which such rights may be transferable separately;

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  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

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  any special United States federal income tax consequences; and

  •
  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

BOOK-ENTRY SECURITIES

        The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities at any time is unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company, at any time and in its sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

SELLING STOCKHOLDERS

        In connection with our initial public offering in February 2006, we consummated certain formation and structuring transactions pursuant to which the then-existing ownership interests in Morgans Group LLC, the entity through which we own our hotel properties, were converted into the right to receive shares of our Common Stock. In connection with these structuring transactions, a holder of Morgans Group LLC interests transferred all of its membership units in Morgans Group LLC to us in exchange for an equal number of shares of our Common Stock. Subsequent to such exchange, the holder distributed certain of its shares of our Common Stock to its equity holders and other affiliated entities. One or more selling stockholders to be identified by prospectus supplement, post-effective amendment or incorporated by reference from our periodic or current reports may sell, under this prospectus and any applicable supplements, shares of our Common Stock that were initially distributed in connection with the structuring transactions described above.

PLAN OF DISTRIBUTION

        The Company and the selling stockholders may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

        The Company will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus. The selling stockholders will pay all brokerage commissions, underwriting discounts and concessions, attributable to its sale of shares of our Common Stock under this prospectus.

        Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the selling stockholders also may, from time to time, authorize underwriters acting as the Company's or selling stockholders' agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company or selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company or selling stockholders to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or selling stockholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in a prospectus supplement, the Company or selling stockholders will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company or selling stockholders. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if the particular securities are being sold to underwriters, the Company or selling stockholders shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or selling stockholders or such institutional investors thereunder.

        The Company and selling stockholders may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

        The selling stockholders may also sell our Common Stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

        Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, we maintain an Internet website that contains information about us at www.morganshotelgroup.com. The information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

  •
  our Quarterly Report on Form 10-Q for the three-months ended March 31, 2007;

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  our Current Reports on Form 8-K filed on February 6, 2007, February 8, 2007, February 23, 2007, March 16, 2007, April 25, 2007 and May 22, 2007; and

  •
  our Form 8-A, filed with the SEC on February 9, 2006.

        You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attention: Investor Relations
Telephone (212) 277-4100

        Readers should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

EXPERTS

        The consolidated/combined financial statements of Morgans Hotel Group Co. and Morgans Hotel Group Predecessor incorporated by reference in this prospectus have been audited by BDO Seidman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports thereon incorporated herein by reference, and are incorporated herein in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        In connection with particular offerings of securities in the future, the legal validity of the securities will be passed upon for us by Hogan & Hartson LLP and for any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

14,000,000 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

July    , 2007

Merrill Lynch & Co.	Morgan Stanley

Citi

            CIBC World Markets

                                    JMP Securities

                                                             Thomas Weisel Partners LLC

Wachovia Securities

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-144150

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
Company Overview
Recent Developments
The Offering
Summary Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR OUR COMMON STOCK
CAPITALIZATION
SELLING STOCKHOLDERS
NEVADA GAMING REGULATION AND LICENSING
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
EXPERTS
LEGAL MATTERS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE TO FIND ADDITIONAL INFORMATION

SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES WE MAY OFFER
BOOK-ENTRY SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE TO FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
EXPERTS
LEGAL MATTERS